Exhibit 21

SUBISIDARIES OF THE COMPANY

Subsidiary                          Country of Incorporation       Percent Owned
STRATTEC de Mexico S.A. de C.V.               Mexico               100%

STRATTEC Componentes Automotrices
S.A de C.V                       Mexico               100%